UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
TAMPA DIVISION

IN RE:

BEVSYSTEMS INTERNATIONAL, INC.,

CASE NO. 8:04-bk-06248-KRM
CHAPTER 11

Debtor.
_______________________________/

BEVSYSTEMS INTERNATIONAL, LTD.,

CASE NO: 8:04-bk-11900-KRM
CHAPTER 11

Debtor.

Jointly Administered Under
Case Number 8:04-bk-6248-KRM

_______________________________________/

TRUSTEE'S AND ROTATE
BLACK, LLC'S AMENDED JOINT PLAN OF REORGANIZATION

JOSHUA E. BURNETT, ESQUIRE
Florida Bar No.: 087210
Burnett & Thomas, P.A.
501 E. Jackson Street
Suite 200
Tampa, FL 33602
Telephone: (813) 221-2525
Facsimile: (813) 229-1597
Attorney for Rotate Black, LLC

JOHN A. ANTHONY, ESQUIRE
Florida Bar No.: 0731013
CHERYL THOMPSON, ESQUIRE
Florida Bar No.: 0970931
GrayRobinson, P.A.
201 North Franklin Street, Suite 2200
Tampa, FL 33602
Telephone: (813) 273-5076
Facsimile: (813) 221-4113
Attorneys for Larry S. Hyman, Chapter 11 Trustee

PURSUANT TO SECTION 1125 OF TITLE 11 OF THE UNITED STATES CODE, NOTHING CONTAINED IN THIS JOINT PLAN SHOULD BE CONSTRUED AS CONSTITUTING A SOLICITATION OF ACCEPTANCES OF THIS JOINT PLAN UNTIL SUCH TIME AS THE JOINT DISCLOSURE STATEMENT (AS DEFINED HEREIN) HAS BEEN APPROVED BY THE UNITED STATES BANKRUPTCY COURT FOR THE MIDDLE DISTRICT OF FLORIDA, TAMPA DIVISION, AND DISTRIBUTED, WITH APPROPRIATE BALLOTS, TO ALL HOLDERS OF IMPAIRED CLAIMS AGAINST AND IMPAIRED EQUITY INTERESTS IN THE DEBTORS ENTITLED TO VOTE ON THIS JOINT PLAN. THE CO-PROPONENTS RESERVE THE RIGHT TO FILE AN AMENDED OR AN AMENDED AND RESTATED JOINT PLAN AND JOINT DISCLOSURE STATEMENT FROM TIME TO TIME HEREAFTER. REFERENCE IS MADE TO SUCH JOINT DISCLOSURE STATEMENT FOR A DISCUSSION OF VOTING INSTRUCTIONS, THE DEBTORS' HISTORY, BUSINESSES, PROPERTIES, AND RESULTS OF OPERATIONS, A SUMMARY OF SIGNIFICANT EVENTS WHICH HAVE OCCURRED TO DATE IN THE REORGANIZATION CASE AND THE MEANS OF FUNDING THIS JOINT PLAN. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE HEREBY ADVISED AND ENCOURAGED TO READ THE JOINT DISCLOSURE STATEMENT AND THIS JOINT PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS JOINT PLAN.

THIS JOINT PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINTED HEREWITH.

THIS JOINT PLAN AND THE JOINT DISCLOSURE STATEMENT HAVE NOT BEEN REQUIRED TO BE PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAW. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF THE DEBTOR SHOULD EVALUATE THIS JOINT PLAN IN LIGHT OF THE PURPOSES FOR WHICH IT WAS PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS JOINT PLAN AND THE JOINT DISCLOSURE STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION OR STIPULATION, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

ARTICLE 1
INTRODUCTION

Larry S. Hyman (the "Trustee), as Chapter 11 Trustee of Bevsystems International, Inc. ("Bevsystems, Inc.") and Bevsystems International, Ltd. ("Bevsystems, Ltd.")(collectively, the "Debtors") in the Reorganization Cases, and Rotate Black, LLC ("Rotate Black")(collectively, the "Co-Proponents"), propose this as their Amended Joint Plan of Reorganization (the "Plan") pursuant to the provisions of Chapter 11 of the Bankruptcy Code and request confirmation of the Plan pursuant to Bankruptcy Code § 1129. Reference is made to the Amended Joint Disclosure Statement (the "Disclosure Statement"), distributed contemporaneously with the Plan, for (a) a discussion of the Debtors' history, businesses, properties, and results of operations; (b) a summary of significant events which have occurred to date in the Reorganization Cases; (c) a summary of the means of funding the Plan; and (d) the procedures for voting on the Plan. All Holders of Claims against and Equity Interests in the Debtors entitled to vote on the Plan are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan.

No materials, other than the accompanying Disclosure Statement and any exhibits and schedules attached to or referenced in the Disclosure Statement, have been approved by the Co-Proponents for use in soliciting acceptances or rejections of the Plan.

NOTWITHSTANDING ANYTHING IN THIS PLAN TO THE CONTRARY, UNLESS OTHERWISE STATED, ALL STATEMENTS IN THIS PLAN AND IN THE ACCOMPANYING DISCLOSURE STATEMENT CONCERNING THE HISTORY OF THE DEBTORS; BUSINESS, THE PAST OR PRESENT FINANCIAL CONDITION OF THE DEBTORS, TRANSACTIONS TO WHICH THE DEBTORS WERE OR ARE A PARTY, OR THE EFFECT OF CONFIRMATION OF THE PLAN ON SECURED CREDITORS, UNSECURED CREDITORS, OR HOLDERS OF EQUITY INTERESTS ARE ATTRIBUTABLE EXCLUSIVELY TO THE CO-PROPONENTS, AND NOT TO ANY OTHER PARTY.

ARTICLE 2
DEFINED TERMS; RULES OF CONSTRUCTION

2.1 *Defined Terms*.

As used in the Plan, the following terms (which appear in the Plan as capitalized terms) shall have the meanings set forth below:

"Administrative Expense" means (a) any cost or expense of administration of the Reorganization Case that is allowed under Bankruptcy Code § 503(b) or Bankruptcy Code § 507(a)(l), to the extent the party claiming any such Administrative Expense files an application or other Bankruptcy Court-approved pleading seeking such expense in the Reorganization Cases on or before the applicable Administrative Expense Claims Bar Date, including (i) any actual and necessary costs and expenses of preserving the Estate or operating the business of the Debtors (including wages, salaries, or commissions for

services rendered) incurred on or after the Petition Date, (ii) any Post-petition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtors in Possession in the ordinary course of their businesses, (iii) any payment required to be made to cure a default under an Assumed Contract, including any Cure Claim, to the extent allowed by a Final Order of the Bankruptcy Court, (iv) any Claim granted administrative expense priority status by a Final Order of the Bankruptcy Court, (v) any Claim by a Governmental Authority for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, to the extent such Claim accrues Post-petition, and (vi) compensation or reimbursement of expenses of Professionals awarded or allowed pursuant to an order of the Bankruptcy Court under Bankruptcy Code § 330(a) or § 331 (including any amounts held back pursuant to an order of the Bankruptcy Court); (b) any super-priority Claim; (c) all fees and charges assessed against the Estates under Chapter 123 of Title 28, United States Code, 28 U.S.C. §§ 1911-1930; and (d) any and all other costs or expenses of administration of the Reorganizations that are allowed by Final Order of the Bankruptcy Court; provided, however, that, when used in the Plan, the term "Administrative Expense" shall not include any Priority Tax Claim, any Disallowed Claim, or, unless otherwise expressly provided in the Plan, any of the Claims in Classes 1 through 5. In no event shall any Claim set out in a Proof of Claim be deemed to be an Administrative Expense.

"Administrative Expense Claim" means any Claim for the payment of an Administrative Expense.

"Administrative Expense Claims Bar Date" means, unless otherwise ordered by the Bankruptcy Court, the day established by the Federal Rules of Bankruptcy Procedure as the last day for filing an application or other Bankruptcy Court-approved pleading for an Administrative Expense Claim; provided, however, that, unless otherwise ordered by the Bankruptcy Court, (i) the Administrative Expense Claims Bar Date for the filing by any Professional of an application for any Administrative Expense Claim not yet filed as of the date of this Plan shall be determined in accordance with the provisions of the Disclosure Statement Hearing Order, and (ii) as may be provided by any Disclosure Statement Hearing Order, shall be the Administrative Expense Claims Bar Date for the filing by any Creditor or party in interest of an application or other Bankruptcy Court approved pleading for any Administrative Expense Claim that arose or is deemed to have arisen during the period from the Petition Date through and including the hearing on confirmation of the Plan. Holders of Administrative Expense Claims (including Holders of any Claims for Post-petition Federal, state or local taxes) that do not file an application or other Bankruptcy Court-approved pleading by the Administrative Expense Claims Bar Date shall be forever barred from asserting such Administrative Expense Claims against the Debtors, the Reorganized Debtor, or any of their respective Properties.

"Affiliate" has the meaning ascribed to such term in Bankruptcy Code § 101(2); provided, however, that where the context so requires, the term "debtor" when used in § 102(2) of the Bankruptcy Code, may mean an entity to which the defined term "affiliate" refers. "Affiliate" shall also mean and include an "affiliate" as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

"Allowed Amount" means the dollar amount in which a claim is allowed.

"Allowed Claim" means a Claim or that portion of a Claim which is not a Disputed Claim or a Disallowed Claim and (a) as to which a Proof of Claim was filed with the Clerk's Office on or before the Bar Date, or, by order of the Bankruptcy Court, was not required to be filed, or (b) as to which no Proof of Claim was filed with the Clerk's Office on or before the Bar Date, but which has been or hereafter is listed by the Debtor in the Schedules as liquidated in amount and not disputed or contingent, and, in the case of subparagraph (a) or (b) above, as to which either (i) no objection to the allowance thereof has been filed within the time allowed for the making of objections as fixed by the Joint Plan, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or the Bankruptcy Court, or (ii) any objection made has been determined and the Claim has been allowed by a Final Order (but only to the extent so allowed). "Allowed Claim" shall also include a Claim that is allowed by the Bankruptcy Court (a) in any contract, instrument or other agreement or document entered into in connection with the Joint Plan; (b) in a Final Order; or (c) pursuant to the terms of the Joint Plan. "Allowed," when used as an adjective herein (such as Allowed Administrative Expense Claim, Allowed Priority Tax Claim, Allowed Priority Claim, Allowed Secured Claim, and Allowed Unsecured Claim), has a corresponding meaning.

"Allowed Class Claim" means an Allowed Claim in the particular Class(es) or categories described.

"Allowed Equity Interest" means any Equity Interest, or portion thereof, (a) which is registered as of the Petition Date in a stock register that is maintained by the Trustee or its transfer agent and (b) which either (i) is not a Disputed Equity Interest or (ii) has been Allowed by a Final Order of the Bankruptcy Court.

"Asset Acquisition Agreement" means the agreement executed by the Trustee and Rotate Black pursuant to the Sale Order and filed with the Bankruptcy Court.

"Assumed Contract" means any Pre-petition executory contract or unexpired real or personal property lease assumed by the Debtors during the Reorganization Case pursuant to a Final Order of the Bankruptcy Court.

"Ballot" means the ballot accompanying the Disclosure Statement upon which Holders of Impaired Claims or Impaired Equity Interests entitled to vote on the Plan shall indicate their acceptance or rejection of the Plan in accordance with the Voting Instructions.

"Bankruptcy Code" or the ***"Code"*** means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as in effect on the Petition Date, together with all amendments and modifications to the Code that were subsequently made applicable to the Reorganization Cases.

"Bankruptcy Court" means the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, or, as the context requires, any other court of competent jurisdiction exercising jurisdiction over the Reorganization Case.

"Bankruptcy Rules" or the ***"Rules"*** means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court (M.D. Fla. L.B.R.), as in effect on the Petition Date, together with all amendments and modifications to the Rules that were subsequently made applicable to the Reorganization Case.

"Bar Date" means any bar date(s) established by the Bankruptcy Court from time to time as the last day for filing Proofs of Claim against, or proofs of Equity Interest in, the Debtors, including with respect to executory contracts and unexpired leases that are rejected pursuant to the Plan, pursuant to a Final Order of the Bankruptcy Court or otherwise pursuant to Bankruptcy Code § 365; provided, however, that, when used in the Plan, the term "Bar Date" shall not include the Administrative Expense Claims Bar Date.

"Bar Date Order" means the order entered by the Bankruptcy Court establishing the Bar Date.

"Bevsystems, Inc." shall refer to Bevsystems International, Inc.

"Bevsystems, Ltd." shall refer to Bevsystems International, Ltd.

"Bevsystems, Inc. Petition Date" means April 12, 2004, the date on which an involuntary Petition for relief under Chapter 7 of the Bankruptcy Code was filed on behalf of Bevsystems, Inc.

"Bevsystems, Ltd. Petition Date" means June, 2004, the date on which Bevsystems, Ltd. filed its voluntary Petition for relief under Chapter 11 of the Bankruptcy Code.

"Bevsystems, Inc. Reorganization" shall refer to the Chapter 11 case styled as In re: Bevsystems International, Inc., Case No. 8:04-bk-06248-KRM, filed on May 6, 2005.

"Bevsystems, Ltd. Reorganization" shall refer to the Chapter 11 case styled as In re: Bevsystems International, Ltd., Case No. 8:04-bk-11900-KRM, filed on June 10, 2004.

"Bidding Procedure Motion" shall refer to the Motion for entry of an order granting bidding procedures for the August 31, 2005, auction that was filed on August 1, 2005.

"Bidding Procedure Order" shall refer to the Order entered by the Court on August 24, 2005, setting the bidding procedures for the August 31, 2005, auction.

"Business Day" means any day other than a Saturday, Sunday, or "legal holiday" (as "legal holiday" is defined in Federal Rule of Bankruptcy Procedure 9006(a)).

"Cash" means cash, cash equivalents, and other readily marketable direct obligations of the United States of America, as determined in accordance with generally accepted accounting principles, including bank deposits, certificates of deposit, checks and similar items. When used in the Plan with respect to a distribution under the Plan, the

term "Cash" means lawful currency of the United States of America, a certified check, a cashier's check, a wire transfer of immediately available funds from any source, or a check from the Reorganized Debtor drawn on a domestic bank.

"CRGO Common Stock" means common stock held by the Debtor in Championlyte Holdings, Inc. n/k/a Cargo Connection Logistics Holding, Inc.

"Causes of Action" means any and all of the Estate's actions, claims, demands, rights, defenses, counterclaims, suits and causes of action, whether known or unknown, in law, equity or otherwise, including all avoidance actions and rights to recover transfers voidable or recoverable under Bankruptcy Code §§ 502, 542, 543, 544, 545, 547, 548, 549, 550, 551, and 553, and any and all other claims or rights of the Estate of any value whatsoever, at law or in equity, against any Insider, Creditor or other third party; provided, however, that, when used in the Plan, the term "Causes of Action" shall not include any claims, obligations, suits, judgments, damages, rights, remedies, causes of action, charges, costs, debts, indebtedness, or liabilities included in the assets sold to Rotate Black as Successful Bidder (the "Reserved Causes of Action") or released or waived pursuant to the Plan. A Cause of Action shall not, under any circumstances, be waived as a result of the failure of the Co-Proponents to describe such Cause of Action with specificity in the Plan or the Disclosure Statement; nor shall the Creditor Trustee or the Reorganized Debtor or Newco be estopped or precluded under any theory from pursuing the Reserved Causes of Action. Nothing in the Plan operates as a release of any of the Causes of Action.

"Claim" has the meaning ascribed to such term in Bankruptcy Code § 101(5). Notwithstanding anything to the contrary contained herein, when used in the Plan, the term "Claim" shall be given the broadest possible meaning permitted by applicable law and shall include all manner and type of claim, whenever and wherever such claim may arise, including tort claims, RICO claims, and claims based in any way upon securities law.

"Class" means a category of Claims or Equity Interests classified together as described in Article 4 of the Plan.

"Clerk" means the Clerk of the Bankruptcy Court.

"Clerk's Office" means the Office of the Clerk of the Bankruptcy Court located on the 7th Floor, Sam M. Gibbons United States Courthouse, 801 North Florida Avenue, Tampa, Florida 33602.

"Committee" means the Unsecured Creditors Committee in the Bevsystems, Inc. Reorganization.

"Common Stock" means the common stock of Bevsystems, Inc.

"Confirmation" or ***"Confirmation of the Plan"*** means the approval of the Plan by the Bankruptcy Court at the Confirmation Hearing.

"Confirmation Date" means the date on which the Confirmation Order is entered on the Docket pursuant to Federal Rule of Bankruptcy Procedure 5003(a).

"Confirmation Hearing" means the hearing(s) which will be held before the Bankruptcy Court pursuant to Bankruptcy Code § 1128(a) in which the Co-Proponents will seek Confirmation of the Plan.

"Confirmation Order" means the order of the Bankruptcy Court in the Reorganization Case confirming the Plan pursuant to Bankruptcy Code § 1129 and other applicable sections of the Bankruptcy Code, which order shall be in form and substance reasonably satisfactory to the Co-Proponents, and shall include any amendments, supplements or modifications thereto made with the consent of the Co-Proponents.

"Consolidated Reorganization Cases" shall refer to the Reorganization Cases administratively consolidated pursuant to the Court's order granting the Trustee's motion to administratively consolidate the Reorganization Cases.

"Contingent" means (whether or not such term is used in an initially capitalized form in this Plan) a right that has not accrued and that is dependent on a future event or events that has or has not occurred and may never occur.

"Co-Proponents" shall refer to the Trustee and Rotate Black.

"Cost Expense Amount" has the meaning set forth in Article 8 of the Plan.

"Creditor" means the Holder of a Claim, within the meaning of Bankruptcy Code § 101(10), including Creditors with Administrative Expense Claims, Priority Tax Claims, Priority Claims, Secured Claims, and Unsecured Claims.

"Creditor Fund" means the net fund from which distributions will be made to Holders of Allowed Unsecured Claims.

"Creditor Trust" means the fund established for the benefit of Holders of Allowed Unsecured Claims from the recoveries, if any, resulting from the Creditor Trustee's sale, prosecution, or settlement of the Causes of Action, including proceeds of any applicable insurance.

"Creditor Stock" means the common stock to be issued in the Reorganized Debtor to Holders of Allowed Unsecured Claims pursuant to the Plan and the Confirmation Order.

"Cure Claim" means any Claim of any nature whatsoever, including any Claim for any cure payment, cost or other amount, if any, due and owing by the Debtors pursuant to Bankruptcy Code § 365(b) or otherwise, and any Claim for a default (monetary or non-monetary) arising from, relating to or in connection with the assumption by the Debtors or the Reorganized Debtor of any Assumed Contract. In no event shall any Claim set out in a Proof of Claim be deemed to be a Cure Claim.

"Debt" has the meaning ascribed to such term in Bankruptcy Code § 101(12).

"Debtors" means Bevsystems International Inc. and Bevsystems International, Ltd.

"Debtors in Possession" means Bevsystems International, Inc. and Bevsystems International, Ltd., as debtors in possession in the Reorganization Cases.

"Disallowed Claim" means any Claim that has been disallowed by an order of the Bankruptcy Court, which order has not been stayed pending appeal.

"Disclosure Statement" means the Joint Disclosure Statement, including all attached exhibits, appendices, and schedules attached, as submitted and filed by the Co-Proponents pursuant to Bankruptcy Code § 1125 in respect of the Reorganization Cases and approved by the Bankruptcy Court in the Disclosure Statement Approval Order, as such Joint Disclosure Statement may be further amended, supplemented, modified, or amended and restated from time to time.

"Disclosure Statement Approval Order" means the Order Conditionally Approving Disclosure Statement, Scheduling Confirmation Hearing, Establishing Confirmation and Administrative Expense Claims Hearing Procedures, and Fixing Time for Filing Acceptances or Rejections of the Joint Plan.

"Disputed Claim" means any Claim (other than a Disallowed Claim) that has not been allowed by an order of the Bankruptcy Court as to which (a) a Proof of Claim has been filed with the Clerk's Office or is deemed filed under applicable law or order of the Bankruptcy Court, and (b) an objection has been or may be timely filed or deemed filed under applicable law and any such objection has not been (i) withdrawn, (ii) overruled or denied by an order of the Bankruptcy Court, or (iii) granted by an order of the Bankruptcy Court. In addition to the foregoing, a Disputed Claim shall also mean a Claim that has not been Allowed by an order of the Bankruptcy Court, whether or not an objection has been or may be timely filed, if (a) the amount of the Claim specified in the Proof of Claim exceeds the amount of any corresponding Claim scheduled in the Schedules, (b) the classification of the Claim specified in the Proof of Claim differs from the classification of any corresponding Claim scheduled in the Schedules, (c) any corresponding Claim has been scheduled in the Schedules as disputed, contingent or unliquidated, (d) no corresponding Claim has been scheduled in the Schedules, or (e) such Claim is reflected as unliquidated or contingent in the Proof of Claim filed in respect thereof. To the extent an objection relates to the allowance of only a part of a Claim, such Claim shall be a Disputed Claim only to the extent of the objection. To the extent that the amount of the Claim specified in the Proof of Claim exceeds the amount of any corresponding Claim scheduled in the Schedules, such Claim shall be a Disputed Claim only to the extent of the amount specified in the Proof of Claim which is in excess of the amount of the Claim as scheduled.

"Creditor Trustee" means the Person or Entity that shall perform the functions set forth in the Plan following the entry of the Confirmation Order.

"Distribution Date" means, when used with respect to an Allowed Administrative Expense Claim and any Allowed Priority Claim, the date which is as soon as reasonably practicable (as determined by the Reorganized Debtor) after the later to occur of (a) the Effective Date and (b) the first Business Day after the date the order of the Bankruptcy Court allowing such Claim is entered on the Docket.

"Docket" means the docket or dockets in the Reorganization Cases maintained by the Clerk.

"Effective Date" means, and shall occur on, the first Business Day on which all of the conditions to the occurrence of the Effective Date contained in Article 10.2 of the Plan have been satisfied, determined, or waived as specifically provided in Article 10.2 of the Plan.

"Entity" has the meaning ascribed to such term in Bankruptcy Code § 101(15).

"Equity Interests" means the interest in Bevsystems, Inc. held by all Holders of Existing Common Stock of Bevsystems, Inc., including any and all options (including all the Existing Stock Options, if any), warrants, or similar instruments for the acquisition of shares of Common Stock, and any and all rights to subscribe to or convert into shares of such securities.

"Estates" means the estates created for the Debtors by Bankruptcy Code § 541 upon the commencement of the Reorganization Cases, which Estates shall remain open, even if the Case shall have been closed, as to any and all Causes of Action until such time as the Causes of Action have been fully administered.

"Exchange Act" refers to the Exchange Act as set forth in 15 U.S.C. § 78.

"Existing Common Stock" means the shares of Common Stock of Bevsystems, Inc. issued and outstanding on the Petition Date.

"Existing Stock Options" means the stock options of Bevsystems, Inc. issued and outstanding on the Petition Date.

"Final Decree" means the Final Order administratively closing the Reorganization Cases and terminating any further liability under 28 U.S.C. §1930(a)(6).

"Final Decree Date" means the date on which a Final Order, obtained after a hearing on notice to all Entities entitled to notice and such other Entities as the Bankruptcy Court may direct, has been entered closing the Reorganization Cases.

"Final Order" means (a) an order, judgment, ruling or other decree (or any revision, modification or amendment thereto) issued and entered by the Bankruptcy Court or by any state or other federal court that has jurisdiction over any proceeding in connection with the Reorganization Cases for the purpose of such proceeding, which order, judgment, ruling or other decree has not been reversed, vacated, stayed, modified, or amended and as to which (i) no appeal, petition for review, reargument, rehearing,

reconsideration or certiorari has been taken and is pending and the time for the filing of such appeal, petition for review, reargument, rehearing, reconsideration or certiorari has expired, or (ii) any claim which such appeal or petition has been heard and dismissed or resolved and the time to further appeal or petition has expired with no further appeal or petition pending; or (b) a stipulation or other agreement entered into which has the effect of any such order, judgment, ruling, or other decree with like finality.

"Governmental Authority" means any agency, board, bureau, executive, court, commission, department, legislature, tribunal, instrumentality, or administration of the United States, a foreign country or any state, or any provincial, territorial, municipal, state, local, or other governmental Entity in the United States of America or a foreign country.

"Holder" means (a) as to any Claim, (i) the owner or holder of such Claim as such is reflected on the Proof of Claim filed with respect to such Claim, or (ii) if no Proof of Claim has been filed with respect to such Claim, the owner or holder of such Claim as shown on the Schedules or books and records of the Trustee or as otherwise determined by order of the Bankruptcy Court, or (iii) if the owner or holder of such Claim has transferred the Claim to a third party and advised the Trustee or the Reorganized Debtor, as the case may be, in writing of such transfer and provided sufficient written evidence of such transfer, the transferee; and (b) as to any Equity Interest, the record owner or holder of such Equity Interest as of the Petition Date as shown on the stock register that is maintained by the Trustee or its transfer agent, as the case may be, or as otherwise determined by order of the Bankruptcy Court.

"Impaired" means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of Bankruptcy Code § 1124.

"Intellectual Property" shall refer to Bevsystems, Ltd's rights and interest in the patents, trademarks, and other intellectual property as set forth in the agreement executed on or about July 13, 2001, between Life International Products, Inc. and Bevsystems, Ltd.

"IRC" means the Internal Revenue Code of 1996, as amended.

"IRS" means the Internal Revenue Service of the United States of America.

"Liabilities" means any and all liabilities, obligations, judgments, damages, charges, costs, Debts, and indebtedness of any and every kind and nature whatsoever, whether heretofore, now or hereafter owing, arising, due or payable, direct or indirect, absolute or contingent, liquidated or unliquidated, known or unknown, foreseen or unforeseen, in law, equity or otherwise, of or relating to the Trustee or its predecessor, successor, or assigns, or otherwise based in whole or in part upon any act or omission, transaction, event or other occurrence taking place prior to the Effective Date in any way relating to the Debtors or its predecessors, successors, or assigns, the Property, any other assets of the Debtors, the business or operations of the Debors, the Reorganization Cases, or the Plan, including any and all liabilities, obligations, judgments, damages, charges, costs, Debts, and indebtedness based in whole or in part upon any Claim of or relating to

successor liability, transferee liability, or other similar theory; provided, however, that, when used in the Plan, the term "Liabilities" shall not include any obligation of the Reorganized Debtor expressly set forth in the Plan.

"License Agreements" shall refer to the license and trademark user agreements between Bevsystems, Ltd. and third parties.

"Lien" means, with respect to any asset or Property, any mortgage, pledge, security interest, lien, right of first refusal, option, or other right to acquire, assignment, charge, claim, easement, conditional sale agreement, title retention agreement, defect in title, or other encumbrance or hypothecation or restriction of any nature pertaining to or affecting such asset or Property, whether voluntary or involuntary and whether arising by law, contract or otherwise.

"Life O2 Licensing Agreement" shall refer to the licensing rights derived from the exclusive, perpetual, royalty-free license to domestic and international patents for the production of super-oxygenated water in the field of use of human consumables, and ownership of LifeO2 and OXYLOC trademarks that Bevsystems, Ltd. acquired in 2001, from Life International Products, Inc. and Life O2 Beverages, LLP.

"Litigation Reserve" shall refer to the monies contributed by Rotate Black pursuant to the Plan to fund the Litigation Reserve that shall be subject to reimbursement, and/or derived from the Creditor Trustee's sale of the Reserved Personal Property to investigate and prosecute the Reserved Causes of Action.

"Newco" means the successor corporate entity to be created under the plan through the merger of the consolidated debtors' estates and Rotate Black.

"New Common Stock" means the 10,000,000 shares of authorized common shared of Newco to be issued pursuant to the Plan.

"Or" shall be construed either conjunctively or disjunctively to bring within the scope of these requests any information which might otherwise be construed to be outside their scope.

"Person" means any person, individual, corporation, association, partnership, limited liability company, joint venture, trust, organization, business, government, governmental agency or political subdivision thereof, or any other entity or institution of any type whatsoever, including any "person" as such term is defined in Bankruptcy Code § 101(41).

"Petition Dates" means the dates on which the Reorganization Cases were commenced.

"Plan" means the Co-Proponents' Joint Plan of Reorganization and all exhibits to the Joint Plan, as the Joint Plan may be amended, supplemented, modified, or amended and restated from time to time in accordance with the provisions of the Joint Plan and the Bankruptcy Code.

"Plan Documents" means all documents that aid in effectuating the Plan, which documents shall be filed with the Bankruptcy Court at or before the Confirmation Hearing.

"Post-petition" means arising or accruing on or after the Petition Date.

"Prepetition" means arising or accruing prior to the Petition Date.

"Present Value" means the value in current dollars, as of the date of calculation, of the future payment[s] or redemption price expected from the Reorganized Debtor, using a discount rate equal to the greater of the internal rate of return used by the Reorganized Debtor as of the date of the calculation or eight percent (8%) per annum.

"Priority Claim" means a Claim that is entitled to a priority in payment pursuant to subparagraphs (3) through (7) or subparagraph (9) of Bankruptcy Code § 507(a) and that is not an Administrative Expense Claim, a Priority Tax Claim, a Secured Claim, or an Unsecured Claim.

"Priority Tax Claim" means a Claim of a Governmental Unit that is entitled to a priority in payment pursuant to Bankruptcy Code § 507(a)(8) and that is not an Administrative Expense Claim, a Secured Claim, or an Unsecured Claim.

"Pro Rata" or ***"Pro Rata Share"*** means, with respect to any distribution to the Holder of an Allowed Claim in a particular Class or otherwise, a fraction, the numerator of which shall be the amount of such Holder's Allowed Claim and the denominator of which shall be the sum of all Allowed Claims and all Reserved Claims in such Class (irrespective of any applicable election) and, if applicable, other Classes, all determined as of the applicable Distribution Date. With respect to any distribution to the Holder of an Allowed Equity Interest in a particular Class, "Pro Rata Share" means a fraction, the numerator of which shall be the amount of such Holder's Allowed Equity Interest and the denominator of which shall be the sum of all Allowed Equity Interests and all Disputed Equity Interests in such Class. The term "Pro Rata Share" shall also be applied in respect of Administrative Expense Claims, Priority Tax Claims, and Priority Claims as the context requires in the Plan.

"Professional" means any professional employed in the Reorganization Cases with the approval of the Bankruptcy Court pursuant to Bankruptcy Code § 327 or § 1103.

"Proof of Claim" means a proof of claim filed with the Bankruptcy Court with respect to the Debtors pursuant to Federal Rule of Bankruptcy Procedure 3001, 3002, or 3003.

"Purchased Assets" means the assets purchased by Rotate Black, as more specifically described in the Asset Acquisition Agreement.

"Property" means any property or asset of any kind of the Debtors, whether real, personal or mixed, tangible or intangible, whether now existing or hereafter acquired or arising, and wherever located, and any interest of any kind therein.

"Released Parties" means the Debtor and the Reorganized Debtor.

"Reorganization Cases" means the cases currently pending before the Bankruptcy Court under Chapter 11 of the Bankruptcy Code, which cases were commenced on the Bevsystems, Inc. Petition Date and the Bevsystems, Ltd. Petition Date and are respectively identified as Case No. 8-04-bk-6248 and Case No. 8-04-11900.

"Reorganized Debtor" means Reorganized Bevsystems, Inc. on and after the Effective Date as reorganized pursuant to the Plan.

"Reserved Causes of Actions" means all Causes of Action that are reserved for the benefit of the Estates.

"Reserved Personal Property" means all of the Debtors' personal property that is not included in the assets being sold to Rotate Black, including but limited to the CRGO Stock and the Debtors' rights under any insurance policy.

"Rotate Black" shall refer to Rotate Black, LLC., a Michigan company that will merge with the consolidated Debtors to become Newco.

"Sales Order" shall refer to the order entered by the Court on September 16, 2005, establishing Rotate Black as Successful Bidder.

"Schedules" means, collectively, the Schedules and Statements of Financial Affairs filed by the Debtors in the Reorganization Cases pursuant to Federal Rule of Bankruptcy Procedure 1007, as amended or supplemented from time to time.

"Secured Claim" means any Claim that is (a) secured in whole or in part, as of the Petition Dates, by a Lien which is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, or (b) subject to setoff under Bankruptcy Code § 553, but, with respect to both (a) and (b) above, only to the extent of the Estatess interest in the value of the assets or Property securing any such Claim or the amount subject to setoff, as the case may be. Except as otherwise provided in the Plan, if the value of a Creditor's interest in the Estates' interest in the Property securing such Claim or the amount subject to setoff is less than the amount of the Allowed Claim, then such deficiency shall constitute an Unsecured Claim.

"Secured Creditor" means any Creditor holding a Secured Claim.

"Successful Bid" shall refer to the bid of $175,000 made by Rotate Black at the August 31, 2005, auction conducted by the Trustee for certain assets or equity interest in the Debtors.

"Successful Bidder" shall refer to Rotate Black, and any combination of officers, directors, shareholders, employees, attorneys, or other agents of the Successful Bidder.

"Trustee" shall refer to Larry S. Hyman, Chapter 11 trustee.

"Trustee's Counsel" means GrayRobinson, P.A., in its capacity as counsel to the Trustee.

"Unimpaired Claim" means a Claim that is not impaired within the meaning of Bankruptcy Code § 1124.

"United States Trustee" means the United States Trustee for the Middle District of Florida, Tampa Division.

"Unsecured Claim" means any Claim which is not an Administrative Expense Claim, Priority Tax Claim, Priority Claim, or Secured Claim, including (a) any Claim arising from the rejection of an executory contract or unexpired lease under Bankruptcy Code § 365, and (b) any portion of a Claim to the extent the value of the Holder's interest in the Estates' interest in the Property securing such Claim is less than the amount of the Claim, or to the extent that the amount of the Claim subject to setoff is less than the amount of the Claim, as determined pursuant to Bankruptcy Code § 506(a).

"Unsecured Creditor" means any Creditor holding an Unsecured Claim.

"Voting Instructions" means the instructions for voting on the Plan contained in the section of the Disclosure Statement entitled "Voting Instructions."

Any capitalized term used in the Plan that is not defined in the Plan but that is defined in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure shall have the meaning ascribed to that term in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure. The Bankruptcy Code or the Federal Rules of Bankruptcy Procedures shall control in the case of a conflict or ambiguity.

2.2 *Rules of Construction*.

For purposes of the Plan, (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such contract, instrument, release, indenture or other agreement or document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit means such document or exhibit as it may have been or may be amended, modified or supplemented; (d) if the Plan's description of the terms of an exhibit is inconsistent with the terms of the exhibit, the terms of the exhibit shall control; (e) unless otherwise specified, all references in the Plan to Article 5 and Exhibits are references to Articles and Exhibits of or to the Plan (unless the context requires otherwise, the words "herein," "hereunder," and "hereto" refer to the Plan in its entirety rather than to a particular Article or section or subsection of the Plan); (g) any phrase containing the term "include" or "including" shall mean including without limitation; (h) all of the exhibits referred to in the Plan shall be deemed incorporated herein by such reference and made a part hereof for all purposes; and (i) the rules of construction set forth in Bankruptcy Code § 102 shall apply in the construction of

the Plan, to the extent such rules are not inconsistent with any other provision in this Article 2.2

ARTICLE 3
TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with Bankruptcy Code § 1123(a)(l), Administrative Expense Claims and Priority Tax Claims have not been classified in the Plan. The treatment accorded to Administrative Expense Claims and Priority Tax Claims is set forth below in this Article 3.

3.1 *Administrative Expense Claims*.

Except as otherwise provided below, each Holder of an Allowed Administrative Expense Claim shall be paid (a) on the Effective Date, an amount, in Cash, equal to the Allowed Amount of its Administrative Expense Claim, in accordance with Bankruptcy Code § 1129(a)(9)(A), or (b) under such other terms as may be agreed upon by both the Holder of such Allowed Administrative Expense Claim and the Trustee or the Reorganized Debtor. In no event shall any Claim set out in a Proof of Claim be deemed to be an Administrative Expense Claim.

All fees and charges assessed against the Estates under Chapter 123 of Title 28, United States Code, 28 U.S.C. §§ 1911-1930, through the Confirmation Date, as determined by the Bankruptcy Court in the Confirmation Order, shall be paid on or before the Effective Date; following the Effective Date, the Reorganized Debtor shall be responsible for any such fees and charges arising or accruing from distributions made by the Reorganized Debtor under the Plan, to the extent and manner determined by the Bankruptcy Court in the Confirmation Order.

3.2 *Priority Tax Claims*.

On, or as soon as reasonably practical thereafter, the later to occur of (i) the Effective Date and (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Trustee: (a) cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) deferred cash payments over a period not exceeding six (6) years with the first payment commencing no later than one hundred eighty (180) days from the date the tax was assessed, of a value, as of the Effective Date, equal to such Allowed Priority Tax Claim to be paid together with interest at the rate established for delinquent tax obligations pursuant to 26 U.S.C. § 6621, or (c) such other treatment as to which the Trustee and such Holder shall have agreed in writing; provided, however, that the Reorganized Debtor reserves the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty.

ARTICLE 4
DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

Pursuant to Bankruptcy Code § 1122, set forth below is a designation of Classes of Claims and Equity Interests. A Claim or Equity Interest (a) is classified in a particular Class only to the extent the Claim or Equity Interest qualifies within the description of that Class and (b) is classified in a different Class to the extent the Claim or Equity Interest qualifies within the description of that different Class. Unless otherwise expressly stated, the Classes of Claims set forth below include Claims against the Debtors that qualify within the description of that Class. For purposes of this Plan, the Claims and Equity Interests are classified as follows:

4.1 ***Class 1: Priority Claims.***

Class 1 consists of all Priority Claims against the Debtors.

4.2 ***Class 2: Secured Tax Claims.***

Class 2 consists of all secured tax claims against the Debtors.

4.3 ***Class 3: Secured Claims.***

Class 3 consists of any Secured Claims against the Debtors' property.

4.4 ***Class 4: General Unsecured Claims.***

Class 4 consists of all Unsecured Claims against the Debtors.

4.5 ***Class 5: Equity Claims.***

Class 5 consists of all Equity Claims against the Debtors.

ARTICLE 5
TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

Claims and Equity Interests shall be treated under the Plan in the manner set forth in this Article 5. Except as otherwise specifically provided in the Plan, the treatment of, and the consideration to be received by, Holders of Allowed Claims and Holders of Equity Interests pursuant to the Plan shall be in full and final satisfaction, settlement, release, extinguishment and discharge of their respective Allowed Claims (of any nature whatsoever) and Allowed Equity Interests against or in the Debtors or Reorganized Debtor.

5.1 ***Unclassified Claims.***

Each Holder of an Allowed Administrative Expense Claim or an Allowed Priority Tax Claim shall receive the treatment set forth in Article 3 of the Plan.

5.2 *Class 1: Priority Claims.*

Each Holder of an Allowed Priority Claim shall be paid (a) on the Effective Date, an amount, in Cash, equal to the Allowed Amount of its Priority Claim, in accordance with Bankruptcy Code § 1129(a)(9)(B), or (b) under such other terms as may be agreed upon by the Holder of such Allowed Priority Claim and the Trustee or the Reorganized Debtor, or (c) as otherwise ordered by Final Order.

Class 1 is Unimpaired.

5.3 *Class 2: Secured Tax Claims.*

On, or as soon as reasonably practical thereafter, the later to occur of (i) the Effective Date and (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Co-Proponents; (a) cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) deferred cash payments over a period not exceeding six (6) years with the first payment commencing no later than one hundred eighty (180) days from the effective date, of a value, as of the Effective Date, equal to such Allowed Priority Tax Claim to be paid together with interest at eight percent (8%), or (c) such other treatment as to which the Co-Proponents and such Holder shall have agreed in writing; provided, however, that the Co-Proponents reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty.

Class 2 is Impaired.

5.4 *Class 3: Secured Claims.*

Each Holder of an Allowed Secured Claim shall be paid from the proceeds of the sale of the Debtors' property securing the claim.

Class 3 is Unimpaired.

5.5 *Class 4: General Unsecured Claims.*

Each Holder of an Allowed Claim in Class 4 shall be permitted to elect from two alternative treatments under the Plan, as follows:

Alternative 1: The Claimant shall receive a pro rata distribution of Creditor Stock calculated from and in full satisfaction of its Allowed Unsecured Claim (the "Stock Distribution"). The Creditor Trustee shall make the Stock Distribution within sixty (60) days from the Effective Date or the Distribution Date.

Alternative 2: The Claimant shall receive a pro rata distribution on its Allowed Unsecured Claim from the Creditor Fund (the "Pro Rata Distribution"). The Pro Rata

Distribution shall be made within one hundred eighty (180) days from the date of receipt of funds into the Creditor Fund.

Alternative 1 shall be the default provision, whereby any Claimant not voting for the Plan or not specifically electing Alternative 2 shall be deemed to have elected Alternative 1.

Class 4 is Impaired.

5.6 *Class 5: Equity Holders.*

5.6.1. As of the Effective Date, all holders of Existing Common Stock and Existing Stock Warrants in Bevsystems, Inc. shall be cancelled and of no further value, rights or effect. Holders of any equity security interest shall receive no distribution under the Plan, and any equity security interest will be extinguished. The fact that no distribution shall be made on behalf of these interests and that no value shall be retained is consistent with the priorities of claims provided under the Bankruptcy Code where unsecured creditors receive less than full payment upon their claims.

Class 5 is Impaired. Equity Holders shall have no further value, rights or effect.

ARTICLE 6
ACCEPTANCE OR REJECTION OF THE JOINT PLAN

6.1 *Each Impaired Class Entitled to Vote Separately.*

The Holders of Claims in each Impaired Class of Claims shall be entitled to vote separately to accept or reject the Plan. Class 5 is not being solicited to vote because they are presumed to have rejected the Plan.

6.2 *Acceptance by Impaired Classes.*

Pursuant to Bankruptcy Code § 1126(c), an Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any Holder designated pursuant to Bankruptcy Code § 1126(e)) of at least two-thirds (2/3) in dollar amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the Holders (other than any Holder designated pursuant to Bankruptcy Code § 1126(e)) of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. The Impaired Class of Equity Interests will have their interests cancelled. Existing equity interests in Bevsystems, Inc. shall have no further value, rights or effect.

Presumed Acceptance of Plan.

Under Bankruptcy Code § 1126(1), the Holders of Claims in Unimpaired Classes are conclusively presumed to have accepted the Plan and, thus, are not entitled to vote on the Plan. Except as otherwise expressly provided in the Plan, nothing contained in the Plan or otherwise shall affect the Debtors or the Reorganized Debtor's rights and legal

and equitable claims or defenses in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

ARTICLE 7
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1 *Rejection of Executory Contracts and Unexpired Leases*.

Any executory contract or unexpired lease that has not been the subject of a motion to expressly reject or assume the unexpired contract or unexpired leases and assumed by the Debtors with the Bankruptcy Court's approval on or prior to the Confirmation Date and/or that is specifically being assumed under the Plan shall be deemed rejected by the Debtors sixty (60) days from the Effective Date (the "Rejection Date") unless there is pending before the Bankruptcy Court a motion by the Reorganized Debtor or Newco to assume such executory contract or unexpired lease. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in this Article 7.1, pursuant to Bankruptcy Code § 365. Except as specifically provided in the Plan, nothing herein shall affect in any manner whatsoever any contracts entered into or by the Reorganized Debtor following the Petition Date in the ordinary course of its business, which such contracts shall survive and be unaffected by confirmation of this Plan.

7.2 *Claims Under Rejected Executory Contracts and Unexpired Leases*.

Any Claim for damages arising by reason of the rejection of any executory contract or unexpired lease must be filed with the Bankruptcy Court on or before the Bar Date for rejection damages (the "Rejection Bar Date"), which date shall be no later than thirty (30) days from the Rejection Date. Claims in respect of such rejected executory contract or unexpired lease shall be filed with the Court and served upon the Reorganized Debtor and the Creditor Trustee or such Claim shall be forever barred and unenforceable against the Debtors and/or the Reorganized Debtor. Such Claims, once fixed and liquidated by the Bankruptcy Court and determined to be Allowed Claims, shall be Class 4 Allowed Claims. Any such Claims that become Disputed Claims shall be Class 4 Disputed Claims for purposes of administration of payments to Holders of Class 4 Claims. The Plan, the Bar Date Order, and any other order of the Bankruptcy Court providing for the rejection of an executory contract or unexpired lease shall constitute adequate and sufficient notice to Persons or Entities that may assert a Claim for damages from the rejection of an executory contract or unexpired lease of the Bar Date for filing a Claim in connection therewith.

7.3 *Assumption of Executory Contracts and Unexpired Leases*.

The Life O2 Licensing Agreement will be assumed by the Reorganized Debtor upon the Confirmation Date. Subject to the requirements of Bankruptcy Code § 365 and prior Final Orders of the Bankruptcy Court, the Reorganized Debtor and/or Newco will have sixty (60) days from the Effective Date to seek to assume or assign its executory

contracts or unexpired leases (the "Assumption Deadline"). Any lessor or other party to any such assumed contract (excepting those lessors or other parties whose leases or executory contracts have been previously assumed by prior Final Order of the Bankruptcy Court) that does not file with the Bankruptcy Court and serve on the Reorganized Debtor and the Creditor Trustee and his Counsel, on or before the first date set as an Administrative Expense Claims Bar Date —

> a written objection to the proposed assumption by the Reorganized Debtor of its assumed contract, will be conclusively deemed to have waived any such objection, and
>
> to have consented to the assumption by the Reorganized Debtor of its assumed contract and will be permanently barred and restrained from objecting to the assumption by the Reorganized Debtor of its assumed contract; and
>
> a clearly styled executory contract Cure Claim and notice of default, will be conclusively deemed to have acknowledged that no default or Claim (including any Cure Claim) exists under any such assumed contract, and will be permanently barred and restrained from asserting or alleging any default or Claim (including any Cure Claim) against the Debtors or the Reorganized Debtor, based upon actions, omissions, or events occurring on, before or after the Confirmation Hearing in connection with or under any such assumed contract. Under no circumstances will a Proof of Claim be deemed a Cure Claim.

The Confirmation Order will constitute an order of the Bankruptcy Court approving and authorizing the assumptions described herein pursuant to Bankruptcy Code §§ 365 and 1123(b)(2), as of the Effective Date.

The assumption of each of the assumed contracts will be, and will be deemed to be, free and clear of any and all Cure Claims (excepting those Cure Claims asserted in pleadings filed in the manner set forth hereinabove), any right to adequate assurance, or any right to compensation to which any party may be entitled in connection with any assumed contract pursuant to Bankruptcy Code § 365, and any Prepetition or Post-petition Claims, damages, Debts, or Liabilities arising from or relating to any assumed contract or the assumption thereof.

The assumption by the Reorganized Debtor or Newco of the assumed contracts will be binding upon any and all parties to such assumed contracts as a matter of law, notwithstanding any provision in any assumed contract prohibiting or restricting the assignment of such contract.

Subject to the requirements of Bankruptcy Code § 365, the Reorganized Debtor or Newco may file a motion or motions, on or prior to the Confirmation Date and/or prior to the Assumption Deadline, seeking to assume other executory contracts or unexpired

leases. Any such executory contracts or unexpired leases subject to such a motion shall not be governed by this Article 7.

Cure of Defaults.

Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to Bankruptcy Code § 365(b)(l), at the sole option of the Reorganized Debtor:

- by payment of the default amount in Cash in thirty-six (36) equal monthly installments beginning ninety days following the Assumption Date or

- on such other terms as are agreed to by the Debtor or the Reorganized Debtor, on the one hand, and the party to such executory contract or unexpired lease, on the other hand.

If there is a dispute regarding (i) the amount of any Cure Claim or other cure payment, (ii) the ability of the Reorganized Debtor to provide "adequate assurance of future performance" (within the meaning of Bankruptcy Code § 365) under the executory contract or unexpired lease to be assumed, or (iii) any other matter pertaining to assumption, the cure payments required by Bankruptcy Code § 365(b)(l) will be made following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption.

ARTICLE 8
MEANS OF EXECUTION OF THE PLAN

8.1 *General Overview.*

The Plan provides for Rotate Black's purchase of substantially all of the Debtors' Assets for $175,000 as set forth more specifically in the Sale Order, the proceeds of which will be disbursed in accordance with the Plan. In addition, Rotate Black will contribute an additional $70,000 to be allocated to pay allowed Post-Petition Administrative Expenses and to fund the Litigation Reserve. Revenues, if any, derived from the Creditor Trustee's sale of the Debtors' Reserved Personal Property, other than from Reserved Causes of Action, will also be used to fund the Litigation Reserve. The Plan provides for Cash payments to certain Holders of Allowed Claims and provides for an election, all as set forth in Article 5 of the Plan.

The Plan provides that Rotate Black will perform on its agreement to purchase substantially all of the Debtors' Assets under the Sales Order for $175,000 in cash. Additionally, Rotate Black will make an additional contribution in the amount of $70,000 to pay allowed Post-Petition Administrative Expense Claims and to fund the Litigation Reserve (the "New Value"). Rotate Black has already deposited $35,000 of the New Value with the Trustee's counsel. Within five (5) days of the entry of the Confirmation

Order, Rotate Black will wire the additional $210,000 in New Value to the Trustee's Counsel to be disbursed upon the Effective Date or Distribution Date in accordance with the Plan.

As soon as practicable upon confirmation of the Plan, Rotate Black and Bevsystems, Inc. will effect a reverse-merger in which Rotate Black, a privately held corporation, will merge with Bevsystems, Inc., the publicly traded entity, to form a successor company tentatively called "Newco." Newco shall issue 10 million shares of common stock, with 1 million shares issued to creditors who elect this alternative means in exchange for their claims pursuant to an exemption from registration under the federal securities laws in reliance upon § 1145 of the Bankruptcy Code.

The remaining 9 million shares shall be issued to the current shareholders of Rotate Black in a private placement transaction pursuant to § 4(2) of the Securities Act of 1933, 15 U.S.C. § 77d (2). As consideration for the purchase of these shares, Rotate Black shall contribute the all of the assets acquired through the Sales Order, and an additional $200,000 to defer operating expenses of Newco.

8.2 *Sale of the Debtors' Assets.*

The Plan provides for the sale of Purchased Assets to Rotate Black free and clear of liens on the Effective Date. The Sale will be afforded all of the protections of Section 363(m) of the Bankruptcy Code.

8.3 *Substantial Consolidation.*

This Plan provides for the substantive consolidation of the Estates, but only for purposes of making distributions to holders of Claims under this Plan. For such limited purposes, on the Effective Date, (a) all guaranties of any Debtor for the payment, performance or collection of the other Debtor with respect to any Class of Claims or Interests shall be deemed eliminated and cancelled; (b) any obligation of any Debtor and all guaranties with respect to any Class of Claims or Interests executed by one or the other Debtor and any joint or several liability of the Debtors shall be treated as a single obligation, and any obligation of the Debtors, and all multiple Impaired Claims against the Debtors on account of such joint obligations, shall be treated and Allowed as a single Claim against the Consolidated Debtors; and (c) each Claim filed in the Chapter 11 Cases of any Debtor shall be deemed filed against the Consolidated Debtors and shall be deemed a Claim against and an obligation of the Consolidated Debtors. Except as set forth in this Article, such substantive consolidation will not (other than for purposes related to this Plan) (i) affect the legal and corporate structures of Bevsystems, Inc. or the Reorganized Debtor, subject to the right of the Debtors or Reorganized Debtor to effect the Restructuring Transactions contemplated by this Plan, (ii) cause any Debtor to be liable for any Claim or Interest under this Plan for which it otherwise is not liable, and the liability of any Debtor for any such Claim or Interest will not be affected by such substantive consolidation.

8.4 ***Compliance with Securities and Exchange Regulations.***

Newco shall file all reports required to comply with the federal securities laws upon creation and going forward.

8.5 ***Post-confirmation Operations.*** As soon as practicable after the Confirmation Date, the Reorganized Debtor will effect a reverse merger with Rotate Black to create Newco as the successor to Bevsystems, Inc. Upon the Effective Date, Rotate Black will deposit $200,000 in an interest-bearing escrow account to fund an operating reserve to provide for the continued operations of Newco. The Co-Proponents have obtained the consent of Life O2 International, Ltd, to the assignment of the Life O2 Licensing Agreement to Newco upon the consummation of the Restructuring Transaction. Bevsystems, Ltd. will be dissolved upon the entry of the Confirmation Order.

8.6 ***Post-confirmation Equity.*** Current Equity Interests in Bevsystems, Inc. shall be cancelled upon entry of the Confirmation Order.

New Common Stock and Creditor Stock will be issued in Newco to electing Unsecured Creditors and the owners of Rotate Black.

8.7 ***Board of Directors and Executive Officers of the Reorganized Debtor.***

Following the Effective Date, the operation of the Reorganized Debtor shall be the responsibility John Paulsen ("Paulsen") as chief executive officer. The Board of Directors shall also consist of Paulsen, Dhru Desai, and Al Case.

From the Confirmation Date and until the Final Decree Date, the board of directors and executive officers of the Debtors and the Reorganized Debtor shall have all powers accorded by law to put into effect and carry out the Plan and the Confirmation Order.

From and after the Effective Date, the operations of the Reorganized Debtor shall be as described in the Disclosure Statement.

8.8 ***Restructuring Transactions.***

As soon as practicable following Confirmation of the Plan, the Reorganized Debtor shall take such actions as may be necessary or appropriate to effectuate the relevant Restructuring Transactions, including but not limited to, all of the transactions described in this Plan. Such actions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of this Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of this Plan; (c) the filing of appropriate certificates of incorporation, merger or consolidation with the appropriate governmental

authorities under applicable law; and (d) all other actions that the Co-Proponents and the Reorganized Debtor determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant restructuring transactions. The form of such Restructuring Transaction shall be determined by the boards of directors of the Rotate Black or Reorganized Debtor party to any Restructuring Transaction. In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger shall cease to exist as a separate corporate entity and thereafter Newco shall assume and perform the obligations of the Reorganized Debtor under this Plan. Implementation of the Restructuring Transactions shall not affect the distributions under the Plan.

8.9 Amendment of the Debtors' Charter.

The board of directors of the Reorganized Debtor shall take such action as may be necessary to cause the articles of incorporation of the Reorganized Debtor and/or Newco to be amended or amended and restated to contain any provisions which may be required by the Plan or the Confirmation Order. To the extent necessary, the Confirmation Order shall include appropriate language approving a Reorganized Debtor Charter. The Articles of Incorporation of the Reorganized Debtor and/or Newco shall, among other things: (a) authorize 10,000,000 shares of New Common Stock, $0.01 par value per share, and (b) provide, pursuant to Section 1123(a)(6) of the Bankruptcy Code, for (i) a provision prohibiting the issuance of non-voting equity securities and, if applicable, (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities and, if applicable, (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends, if applicable.

8.10 Section 1145 Exemption from Securities Laws.

The New Common Stock to be issued in exchange for claims to electing Unsecured Creditors on the effective date of the reverse merger between the consolidated Debtors and Rotate Black to form Newco will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933 (and of equivalent state securities or "blue sky" laws) provided by Section 1145 (a) of the Bankruptcy Code. Generally, Section 1145 (a) of the Bankruptcy Code exempts from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws the issuance of securities directly or through a warrant to purchase such securities if the following conditions are satisfied: (a) the securities are issued by a debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under a chapter 11 plan; (b) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor, and (c) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor or are issued "principally" in such exchange and "partly" for cash or property. The Co-Proponents

believe that the issuance of the New Common Stock will satisfy the aforementioned requirements.

The holders thereof without registration may resell the New Common Stock unless, as more fully described below, any such holder is deemed to be an "underwriter" with respect to such securities, as defined in Section 1145 (b) (1) of the Bankruptcy Code. Generally, Section 1145 (b) (1) of the Bankruptcy Code defines an "underwriter" as any person who (a) purchases a claim against, or interest in, a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or interest, (b) offers to sell securities issued under a bankruptcy plan on behalf of the holders of such securities, (c) offers to buy securities issued under a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities and under an agreement made in connection with the plan, with the consummation of the plan, or with the offer of sale of securities under the plan, or (d) is an issuer within the meaning of Section 2 (11) of the Securities Act. Although, the definition of the term "issuer" appears in Section 2(4) of the Securities Act, the reference (contained in Section 1145 (b)(1)(D) of the Bankruptcy Code) to Section 2 (11) of the Securities Act purports to include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

Shares issued in exchange for new value to Rotate Black as a result of the consummation of the reverse merger shall be restricted from resale, unless such securities are registered or sold pursuant to an applicable exemption from registration.

8.11 Section 1146 Exemption.

Pursuant to Bankruptcy Code § 1146(c), the making or delivery of any instrument of transfer pursuant to, in implementation of or as contemplated by the Plan or any Plan Document, or the vesting, transfer or sale of any real or personal property of, by or in the Debtors pursuant to, in implementation of or as contemplated by the Plan or any Plan Document, shall not be taxed under any state or local law imposing a stamp tax, transfer tax, or similar tax or fee.

8.12 Corporate Action.

All matters provided for under the Plan involving the corporate structure of the Debtors or the Reorganized Debtor, or any corporate action to be taken by or required of the Debtors or the Reorganized Debtor, shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement for further action by the shareholders or directors of the Debtors or the Reorganized Debtor.

8.13 Creditor Trust.

Without any further action of the directors or shareholders of the Debtors, on the Effective Date, the Trust Agreement, substantially in the form of Exhibit "A" to this Plan shall become effective. The Creditor Trustee shall accept the Creditor Trust and sign the Trust Agreement on the Effective Date and the Creditor Trust will then be deemed created and effective.

Interests in the Creditor Trust shall be uncertificated and shall be non-transferable except upon death of the interest holder or by operation of law. Holders of interests in the Creditor Trust shall have no voting rights with respect to such interest. The Creditor Trust shall have a term of three (3) years from the Effective Date, without prejudice to the rights of the Creditor Trustee to seek to extend such term conditioned upon the Creditor Trust's not then becoming subject to the Exchange Act. The terms of the Creditor Trust may be amended by the U.S. Trustee or the Creditor Trustee to the extent necessary to ensure that the Creditor Trust will not become subject to the Exchange Act.

The Creditor Trustee shall have full authority to take any steps necessary to administer the Creditor Trust Agreement, including, without limitation, the duty and obligation to liquidate Reserved Property, to make distributions therefrom in accordance with the provisions of this Plan and, to pursue and settle any Reserved Causes of Action.

All costs and expenses associated with the administration of the Creditors Trust, including those rights, obligations and duties described in the Plan, shall be the responsibility of and paid by the Creditor Trust. Neither the Debtors nor the Reorganized Debtor shall have any obligation to fund any costs and/or expenses of the Creditor Trust other than the Litigation Reserve.

The Creditor Trustee may retain such law firms, accounting firms, experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as he may deem necessary (collectively, the "Trust Professionals"), in his sole discretion, to aid in the performance of his responsibilities pursuant to the terms of this Plan, including, without limitation, the liquidation and distribution of Trust Assets.

For federal income tax purposes, it is intended that the Creditor Trust be classified as a liquidating trust under section 301.7701-4 of the Procedure and Administration Regulations and that such trust is owned by its beneficiaries. Accordingly, for federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in the Trust Assets and then contributed such interests to the Creditor Trust.

The Creditor Trustee shall be responsible for filing all state and local tax returns for the Creditor Trust. The Creditor Trustee shall provide holders of interests in the Creditor Trust with copies of annual, audited financial statements, with such copies to be available on an Internet website to be maintained by the Creditor Trustee and notice of which shall be given by the Creditor Trustee, unless the Creditor Trustee determines that

maintenance of such website is no longer a cost-effective means of communicating such statements to holders of interest

Upon certification by the Creditor Trustee that all Reserved Assets and recoveries, if any Reserved Causes of Action, have been distributed, abandoned or otherwise disposed of, the Creditor Trustee shall be discharged from further duties and responsibilities.

Distribution of Trust Assets. Distributions of Trust Recoveries to Claimholders in accordance with their interests in the Creditor Trust as set forth in the Plan shall be made by the Creditor Trustee from the Creditor Fund.

8.14 Causes of Action.

As of the date of the Disclosure Statement, based on information presently available, the Co-Proponents are unable to determine (a) the amounts which may be recovered from the prosecution of any Causes of Action, (b) the costs of administration or attorney's fees and other costs attendant to the pursuit of any Causes of Action, (c) the likelihood of success and the collection problems, if any, with respect to any Causes of Action, or (d) the estimated time to complete the prosecution of any Causes of Action. Nothing in the Plan shall be construed to require the Creditor Trustee to prosecute any Cause of Action.

The Bankruptcy Court shall have exclusive jurisdiction to determine whether any action brought by a Person is a Cause of Action. Upon request of (a) any defendant in a suit involving a potential Cause of Action; (b) any Holder of Existing Stock; or (c) the Reorganized Debtor — the Bankruptcy Court may enjoin any Person from commencing, instituting, or pursuing a suit, action or claim that constitutes a Cause of Action.

Following the resolution of objections to Claims, to the extent that the Estates thereafter remains open to resolve Causes of Action, quarterly fees that accrue to the United States Trustee shall by paid by the Reorganized Debtor on a timely basis.

Recoveries from any Reserved Causes of Action shall be distributed as follows: (a) first, to pay any costs and fees owed to professionals employed to support the prosecution of the Causes of Action; (b) second, to refund Rotate Black for the Litigation Reserve; (c) third, on a Pro Rata Share basis to all Holders of Allowed Class 5-2 Unsecured Claims.

ARTICLE 9
PROVISIONS GOVERNING DISTRIBUTIONS

9.1 *Unclaimed Distributions.*

If the Holder of an Allowed Claim fails to negotiate a check issued to such Holder within ninety (90) days of the date such check was issued, then the maker of the check (the Trustee or the Creditor Trustee as the context may require) shall provide written notice to such Holder stating that unless such Holder negotiates such check within thirty (30) days of the date of such notice, the amount of Cash attributable to such check shall be deemed to be unclaimed, such Holder's Claim shall no longer be deemed to be Allowed, and such Holder shall be deemed to have no further Claim in respect of such check and shall not participate in any further distributions under the Plan.

If a distribution pursuant to the Plan to any Holder of an Allowed Claim is returned to the Trustee or Creditor Trustee due to an incorrect or incomplete address for the Holder of such Allowed Claim, and no claim is made to the Creditor Trustee as to such distribution within one hundred twenty (120) days of the return of such distribution, then the amount of Cash attributable to such distribution shall be deemed to be unclaimed and such Holder shall be deemed to have no further Claim in respect of such distribution and shall not participate in any further distributions under the Plan.

9.2 *Transfer of Claim.*

In the event that the Holder of any Claim shall transfer such Claim on and after the Effective Date, it shall immediately advise the Creditor Trustee in writing of such transfer. The Creditor Trustee shall be entitled to assume that no transfer of any Claim has been made by any Holder unless and until the Creditor Trustee shall have received copies of the appropriately filed notices required under the Federal Rules of Bankruptcy Procedures evidencing such transfer. Each transferee of any Claim shall take such Claim subject to the provisions of the Plan and to any request made, waiver or consent given or other action taken hereunder and, except as otherwise expressly provided in such notice, the Creditor Trustee shall be entitled to assume conclusively that the transferee named in such notice shall thereafter be vested with all rights and powers of the transferor under the Plan.

9.3 *Determination of Claims.*

Following the Effective Date, the Creditor Trustee shall have standing to file objections to Disputed Claims. Unless otherwise ordered by the Bankruptcy Court, and except as to any late-filed Claims and Claims resulting from the rejection of executory contracts or unexpired leases, if any, all objections to Claims shall be filed with the Bankruptcy Court on or before one hundred eighty (180) days following the Effective Date (unless such period is extended by the Bankruptcy Court upon motion of the Creditor Trustee and the Confirmation Order shall contain appropriate language to that effect. Objections to late-filed Claims and Claims resulting from the rejection of executory contracts or unexpired leases shall be filed on the later of (a) 180 days

following the Effective Date or (b) the date that is sixty (60) days after the Creditor Trustee and the Reorganized Debtor both receive actual notice of the filing of such Claim. The entry of the Confirmation Order shall constitute an order extending the time to object to Claims pursuant to M.D. Fla. L.B.R. 3020-1(c). The Creditor Trustee may seek to extend the time to object to Claims upon appropriate motion to the Bankruptcy Court.

Disputed Claims shall be fixed or liquidated in the Bankruptcy Court as core proceedings within the meaning of 28 U.S.C. § 157(b)(2)(B) unless the Bankruptcy Court orders otherwise. If the fixing or liquidation of a contingent or unliquidated Claim would cause undue delay in the administration of the Reorganization Cases, such Claim shall be estimated by the Bankruptcy Court for purposes of allowance and distribution. Upon receipt of a timely filed Proof of Claim, the Trustee, the Reorganized Debtor, or other party in interest may file a request for estimation along with its objection to the Claim set forth therein. The determination of Claims in Estimation Hearings shall be binding for purposes of establishing the maximum amount of the Claim for purposes of allowance and distribution. Procedures for specific Estimation Hearings, including provisions for discovery, shall be set by the Bankruptcy Court giving due consideration to applicable Federal Rules of Bankruptcy Procedures and the need for prompt determination of the Disputed Claim.

9.4 *DeMinimis Distributions as to Allowed Class 4 Unsecured Claims.*

Stock Distributions To avoid the disproportionate expense and inconvenience associated with transferring newly issued securities in amounts less than twenty-five dollars ($25.00) shares of stock, to Holders of Allowed Claims 4.1 Unsecured Claims, based upon the pro rate formula, the Creditor Trustee shall not be required to make, and shall be excused from making, distributions of fewer than $25.00 shares of stock each to Holders of Allowed Class 4-1 Claims. Any Claim that falls within this category shall be deemed to have been satisfied in full.

Cash Distributions To avoid the disproportionate expense and inconvenience associated with making Cash distributions in amounts of less than twenty-five dollars ($25.00) each with respect to Allowed Class 4-2 Claims, the Creditor Trustee shall not be required to make, and shall be excused from making, distributions in amounts of less than $25.00 each to Holders of Allowed Class 4-2 Claims. Any Claim that falls within this category shall be deemed to have been satisfied in full.

9.5 *Allowed Claims and Equity Interests.*

There will be no distribution to equity holders of Bevsystems, Inc. under the Plan. All existing equity security interests will be cancelled and of no further value.

ARTICLE 10
CONDITIONS PRECEDENT

10.1 *Conditions Precedent to the Confirmation of the Plan.*

The Bankruptcy Court shall not enter the Confirmation Order, Confirmation of the Plan shall not be effective, and the Co-Proponents shall not be obligated to consummate the Plan, unless the following condition is satisfied by no later than the date of the Confirmation Hearing:

The Bankruptcy Court shall have made such findings and determinations regarding the Plan as shall enable the entry of the Confirmation Order in a manner consistent with the provisions of the Plan and in form and substance satisfactory to the Co-Proponents. The Co-Proponents may elect to waive the condition precedent set forth in this Article 10.1 if it has not been satisfied on or before the date of the Confirmation Hearing.

10.2 *Conditions Precedent to the Effective Date.*

The Plan shall not be consummated and the Effective Date shall not occur unless each of the following conditions has been satisfied following the Confirmation Date:

The Bankruptcy Court shall have entered the Confirmation Order in form and substance satisfactory to the Co-Proponents on the Docket of the Consolidated Reorganization Case, and no stay of the Confirmation Order shall be in effect.

The Co-Proponents may elect to waive any condition precedent set forth in Article 10.1 that has not been satisfied on or before the date of the Confirmation Hearing.

The Creditor Trustee shall file a certificate of Effective Date with the Clerk of the Bankruptcy Court.

ARTICLE 11
DISCHARGE, RELEASE, LIMITATION OF LIABILITY, AND GENERAL INJUNCTION

11.1 *Discharge of Claims.*

Except as otherwise expressly provided in the Plan or in the Confirmation Order, (including claims reserved for the Creditor Trust), the Confirmation Order shall operate as a discharge, pursuant to Bankruptcy Code § 1141(d), to the fullest extent permitted by applicable law, as of the Effective Date, of any and all Debts of, Claims of any nature whatsoever against the Debtors that arose at any time prior to the Confirmation Date, including any and all Claims for principal and interest, whether accrued before, on or after the Petition Dates. Without limiting the generality of the foregoing, on the Effective Date, the Debtors shall be discharged from any Claim or Debt that arose prior to the Confirmation Date and from any and all Debts of the kind specified in Bankruptcy Code §§§ 502(g), 502(h), or 502(i), whether or not (a) a Proof of Claim based on such Debt

was filed pursuant to Bankruptcy Code § 501, (b) a Claim based on such Debt is an Allowed Claim pursuant to Bankruptcy Code § 502, or (c) the Holder of a Claim based on such Debt has voted to accept the Plan. As of the Effective Date, except as otherwise expressly provided in the Plan or in the Confirmation Order, all Persons and Entities, including all Holders of Claims, shall be forever precluded and permanently enjoined to the fullest extent permitted by applicable law from asserting directly or indirectly against the Debtors, the Reorganized Debtor, the Assets, or the assets or Properties of any of them, any other or further Claims, Debts, rights, causes of action, remedies, Liabilities, or based upon any act, omission, document, instrument, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or that occurs in connection with implementation of the Plan, and the Confirmation Order shall contain appropriate injunctive language to that effect. In accordance with the foregoing, except as specifically provided in the Plan or in the Confirmation Order, the Confirmation Order shall be a judicial determination of the discharge of all such Claims and other Debts and Liabilities against the Debtors, pursuant to Bankruptcy Code §§ 524 and 1141, and such discharge shall void any judgment obtained against the Debtors, at any time, to the extent that such judgment relates to a discharged Claim, Liability or Debt. Notwithstanding the foregoing, if under the Plan the Creditor Trustee or Reorganized Debtor is obligated to make payments to Holders of Allowed Claims, the Creditor Trustee or Reorganized Debtor shall remain obligated to make such payments.

11.2 *Exculpation from Liability*.

To the extent provided under 1125(e), the Released Parties, will neither have nor incur any Liability whatsoever to any person or other entity for any act taken or omitted to be taken in good faith in compliance with the applicable provisions of the Bankruptcy Code, or in the offer, issuance, sale, or purchase of security, offered or sold under the plan, of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan. Nothing in this Article 11.2 shall exculpate any person for willful misconduct or gross negligence as may be determined solely and exclusively by the Bankruptcy Court.

11.3 *General Injunction*.

Pursuant to Bankruptcy Code §§ 105, 1123, 1129, and 1141, in order to preserve and implement the various transactions contemplated by and provided for in the Plan, as of the Confirmation Date, except as otherwise provided in the Plan or in the Confirmation Order, all Persons or Entities that have held, currently hold or may hold a Claim or other Debt, Liability, or Equity Interest that is discharged pursuant to the terms of the Plan are and shall be permanently enjoined and forever barred to the fullest extent permitted by law from taking any of the following actions on account of any such discharged Claims, Debts or Liabilities, other than actions brought to enforce any rights or obligations under the Plan or the Plan Documents: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtor, or their respective Properties; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtor, or their respective Properties; (c) creating, perfecting or enforcing any Lien or encumbrance against the

Debtors, the Reorganized Debtor, or their respective Properties; (d) asserting a setoff, right of subrogation, or recoupment of any kind against any Debt, Liability, or obligation due to the Debtors or the Reorganized Debtor; or (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. The Debtors and the Reorganized Debtor shall have the right to independently seek enforcement of this general injunction provision. This general injunction provision is an integral part of the Plan and is essential to its implementation.

11.4 ***Term of Certain Injunctions, the Automatic Stay, and the Estate.***

All injunctions or automatic stays provided for in the Reorganization Cases pursuant to Bankruptcy Code §§ 105 or 362 or other applicable provisions of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

Any preliminary or permanent injunction entered by the Bankruptcy Court shall continue in full force and effect following the Confirmation Date and the Final Decree Date, unless otherwise ordered by the Bankruptcy Court.

Even if the Bankruptcy Case shall have been closed, the Estate shall remain open as to any Causes of Action following the Effective Date until such time as the Causes of Action have been fully administered and adjudicated.

11.5 ***No Liability for Tax Claims.***

Unless a taxing Governmental Authority has asserted a Claim against the Debtors before the Bar Date, no Claim of such Governmental Authority shall be Allowed against the Debtors or Reorganized Debtor for taxes, penalties, interest, additions to tax or other charges arising out of the failure, if any, of the Debtors, any of their Affiliates, or any other Person or Entity to have paid tax or to have filed any tax return (including any income tax return or franchise tax return) in or for any prior year or arising out of an audit of any return for a period before the Petition Dates.

ARTICLE 12
RETENTION OF JURISDICTION

12.1 ***General Retention.***

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, until the Reorganization Cases are closed, the Bankruptcy Court shall retain the fullest and most extensive jurisdiction of the Reorganization Cases that is permitted by applicable law, including that necessary to ensure that the purposes and intent of the Plan are carried out.

12.2 *Specific Purposes*.

In addition to the general retention of jurisdiction set forth in Article 12.1, after Confirmation of the Plan and until the Reorganization Cases are closed, the Bankruptcy Court shall retain jurisdiction of the Reorganization Cases for the following specific purposes:

to allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any application for an Administrative Expense, and to determine any and all objections to the allowance or priority of Claims or Equity Interests;

to determine any and all cases, controversies, suits, or disputes arising under or relating to the Plan or the Confirmation Order (including regarding the effect of any release, discharge, or injunction provisions provided for herein or affected hereby and regarding whether conditions to the consummation and/or Effective Date of the Plan have been satisfied) and to enforce the obligations under the Plan;

to determine any and all applications for allowance of compensation of Professionals and reimbursement of expenses under Bankruptcy Code §§ 330, 331 or 503(b) arising out of or relating to the Reorganization Case; provided, however, that this retention of jurisdiction shall not require prior Bankruptcy Court approval of the payment of fees and reimbursement of expenses of Professionals after Confirmation of the Joint Plan unless an objection to such fees and expenses has been made by the Creditor Trustee;

to determine any and all motions pending as of the date of the Confirmation Hearing (including pursuant to the Plan) for the rejection, assumption or assignment of executory contracts or unexpired leases to which the Debtors are a party or with respect to which the Debtors may be liable (including assumed contracts), and to determine the allowance of any Claims resulting from the rejection thereof or any amount necessary to cure defaults in any assumed and/or assigned executory contracts or unexpired leases (including assumed contracts), including Cure Claims;

to determine any and all motions, applications, adversary proceedings, contested or litigated matters, Causes of Action, and any other matters involving the Debtors or the Reorganized Debtor, whether commenced prior to or after the Effective Date, including those Causes of Action commenced after the entry of the Final Decree and including Causes of Action commenced in connection with, or arising during, the Reorganization Cases and pending on the Effective Date, including approval of any proposed settlements thereof;

to enforce, interpret, and administer the terms and provisions of the Plan and the Plan Documents;

to modify any provisions of the Plan to the fullest extent permitted by the Bankruptcy Code and the Federal Rules of Bankruptcy Procedures;

to consider and act on the compromise and settlement of any Claim against or Equity Interest in the Debtors or the Estates or any Cause of Action;

to assure the performance by the Reorganized Debtor or the Creditor Trustee of their obligations to make distributions under the Plan;

to correct any defect, cure any omission, reconcile any inconsistency, or make any other necessary changes or modifications in or to the Disclosure Statement, the Plan, the Plan Documents, the Confirmation Order, or any exhibits or schedules to the foregoing, as may be necessary or appropriate to carry out the purposes and intent of the Plan, including the adjustment of the date(s) of performance under the Plan in the event the Effective Date does not occur as provided in the Plan, so that the intended effect of the Plan may be substantially realized thereby;

to enforce all orders, judgments, injunctions, and rulings entered in connection with the Reorganization Cases;

to enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order, including the Plan Documents;

to review and approve any sale or transfer of assets or Property by the Debtors or the Reorganized Debtor, including prior to or after the date of the Plan, and determine all questions and disputes regarding such sales or transfers;

to determine all questions and disputes regarding title to the assets of the Debtors, the Estates, or the Reorganized Debtors;

to determine all questions, disputes, and liability regarding any Cause of Action, including such issues as may arise after the entry of a Final Decree;

to determine any motions, adversary proceedings, or contested matters relating to the Causes of Action, whether brought before or after the Effective Date, including to enter any declaratory judgments or injunctions pursuant to Article 8 of the Plan;

to determine any motions or contested matters involving taxes, tax refunds, tax attributes, tax benefits and similar or related matters with respect to the Debtors arising on or prior to the Effective Date or arising on account of transactions contemplated by the Plan;

to resolve any determinations which may be requested by the Creditor Trustee or the Reorganized Debtor of any unpaid or potential tax liability or any matters relating to such liability under Bankruptcy Code §§ 505 and 1146(d), including tax liability or such related matters for any taxable year or portion thereof ending on or before the Effective Date;

to issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with consummation, implementation, or enforcement of the Plan or the Confirmation Order;

to enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

to determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Documents;

to enter such orders as are necessary to implement and enforce the injunctions described herein;

to determine such other matters and for such other purposes as may be provided for in the Confirmation Order or as may from time to time be authorized under the provisions of the Bankruptcy Code or any other applicable law; and

to enter a Final Decree.

12.3 ***Closing of the Reorganization Cases.***

In addition to the retention of jurisdiction set forth in Articles 12.1 and 12.2, the Bankruptcy Court shall retain jurisdiction of the Reorganization Cases to enter an order reopening the Reorganization Cases after they have been closed.

ARTICLE 13
MODIFICATION OF PLAN AND CONFIRMATION OVER OBJECTIONS

13.1 ***Modification of Plan.***

The Co-Proponents may modify the Plan at any time prior to the entry of the Confirmation Order provided that the Plan, as modified, and the Disclosure Statement meet applicable requirements of the Bankruptcy Code and the Bankruptcy Rules. The Plan may not be altered, amended or modified without the written consent of the Co-Proponents.

After the entry of the Confirmation Order, the Creditor Trustee or the Reorganized Debtor (as the case may be) may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that (a) the Creditor Trustee or the Reorganized Debtor (as the case may be) obtain approval of the Bankruptcy Court for such modification, after notice and a hearing, and (b) such modification shall not materially adversely affect the interests, rights, treatment, or distributions of any Class of Allowed Claim or Allowed Equity Interest under the Plan.

After the Confirmation Date and before substantial consummation of the Plan, the Creditor Trustee or the Reorganized Debtor (as the case may be) may modify the Plan in a way that materially adversely affects the interests, rights, treatment, or distributions of a

Class of Claims or Equity Interests, provided that (a) the Plan, as modified, meets applicable Bankruptcy Code requirements; (b) the Creditor Trustee or the Reorganized Debtor (as the case may be) obtains Bankruptcy Court approval for such modification, after notice and a hearing; (c) such modification is accepted by at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Allowed Equity Interests voting in each Class adversely affected by such modification; and (d) the Creditor Trustee or the Reorganized Debtor (as the case may be) complies with Bankruptcy Code § 1125 with respect to the Plan, as modified.

In the event any Class of Claims or Equity Interests votes against the Plan, and the Plan is not revoked or withdrawn in accordance with Article 14.2, the Co-Proponents hereby request, and shall be allowed, to modify the terms of the Plan to effect a "cramdown" on such dissenting Class by (a) restructuring the treatment of any Class on terms consistent with Bankruptcy Code § 1129(b)(2)(B), or (b) deleting distributions to all Classes at or below the level of the objecting Class, or reallocating such distributions, until such impaired senior Classes are paid in accordance with the absolute priority rule of Bankruptcy Code § 1129(b). The Co-Proponents may make such modifications or amendments to the Plan and such modifications or amendments shall be filed with the Bankruptcy Court and served on all parties in interest entitled to receive notice of the Confirmation Hearing. No such modifications shall require any resolicitation of acceptances as to the Plan by any Class of Claims or Equity Interests unless the Bankruptcy Court shall require otherwise. Notwithstanding any provision of the Plan to the contrary, the Co-Proponents reserve any and all rights they may have to challenge the validity, perfection, priority, scope and extent of any Liens in respect to any Secured Claims and the amount of any Secured Claims, the Holders of which have not accepted the Plan.

ARTICLE 14
MISCELLANEOUS PROVISIONS

14.1 *No Admissions*.

The Plan provides for the resolution, settlement, and compromise of Claims against and Equity Interests in the Debtors. Nothing herein shall be construed to be an admission of any fact or otherwise binding upon the Debtors or the Co-Proponents in any manner prior to the Effective Date.

14.2 *Revocation or Withdrawal of the Plan*.

The Co-Proponents reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Co-Proponents revoke or withdraw the Plan, or if Confirmation of the Plan does not occur, then the Plan shall be deemed null and void in all respects and nothing contained in the Plan shall be deemed to (a) constitute a waiver or release of any Claims by or against, or Equity Interests in, the Debtors or any other Person, or (b) prejudice in any manner the rights of the Debtors or any other Person in any further proceedings involving the Debtors.

14.3 *Settlement of Claims.*

The Creditor Trustee, as applicable, (a) may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of any claim or Cause of Action which the Debtors or the Trustee has or had power to assert immediately prior to the Confirmation Date, and (b) may settle or adjust such claim or Cause of Action.

14.4 *Standard for Approval of the Bankruptcy Court.*

In the event any of the matters described in the Plan are brought for approval before the Bankruptcy Court, then any such approval shall mean the entry of an order by the Bankruptcy Court approving the matter using the standards for approval of similar matters by a Chapter 11 debtor in possession.

14.5 *Headings.*

The headings and table of contents used in the Plan are for convenience and reference only and shall not constitute a part of the Plan for any other purpose or in any manner affecting the construction of the provisions of the Plan.

14.6 *Notices.*

All notices, requests, or other documents in connection with, or required to be served by, the Plan shall be in writing and shall be sent by first class United States mail, postage prepaid, or by overnight delivery by a recognized courier service, to:

If to the Trustee:

John A. Anthony, Esquire, or
Cheryl Thompson, Esquire
GrayRobinson P.A
201 N. Franklin Street, Suite 2200
Tampa, Florida 33602

Copies of all notices under the Plan to any party shall be given to Rotate Black contemporaneously with the giving of notice to such party:

Joshua E. Burnett, Esquire
Burnett & Thomas, P.A.
2400 SunTrust Financial Center
401 East Jackson Street
Tampa, Florida 33602

Any entity may change the person or address to whom or to which notices are to be given hereunder by filing a written instrument to that effect with the Bankruptcy Court and serving same on the parties set forth in Article 14.8.1 above.

14.7 *Governing Law*.

Except to the extent that federal law (including the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure) is applicable, or to the extent that the Plan or the provision of any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

14.8 *Limitation on Allowance*.

No attorneys' fees, punitive damages, penalties, special damages, exemplary damages, or interest shall be paid with respect to any Claim or Equity Interest except as specified herein or as Allowed by a Final Order of the Bankruptcy Court.

14.9 *Estimated Claims*.

To the extent any Claim is estimated for any purpose, other than for voting, then in no event shall such Claim be Allowed in an amount greater than the estimated amount.

14.10 *Consent to Jurisdiction*.

Upon any default under the Plan, the Debtors, the Co-Proponents, and the Reorganized Debtor consent to the jurisdiction of the Bankruptcy Court, or any successor to the Bankruptcy Court, and agree that it shall be the preferred forum for all proceedings relating to any such default.

By accepting any distribution or payment under or in connection with the Plan, by filing any Proof of Claim, by filing any Cure Claim, by voting on the Plan, or by entering an appearance in the Reorganization Cases, all Creditors and other parties in interest, including foreign Creditors and foreign parties in interest, have consented, and shall be deemed to have expressly consented, to the jurisdiction of the Bankruptcy Court for all purposes with respect to any and all matters relating to, arising under or in connection with the Plan or the Reorganization Case, including the matters and purposes set forth in Article 12 of the Plan. The Bankruptcy Court shall maintain jurisdiction to the fullest extent allowed under applicable law over all matters set forth in Article 12 of the Plan.

14.11 *Setoffs*.

Subject to the limitations provided in Bankruptcy Code § 553, the Creditor Trustee may, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever the Debtors may have against the Holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Creditor Trustee of any such claim that the Creditor Trustee may have against such Holder.

14.12 ***Successors and Assigns.***

The rights, benefits, duties and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person.

14.13 ***No Interest.***

Except as expressly stated in the Plan or otherwise allowed by a Final Order of the Bankruptcy Court, no Holder of an Allowed Claim shall be entitled to the accrual of Post-petition interest or the payment of Post-petition interest, penalties or late charges on account of such Claim for any purpose.

14.14 ***Modification of Payment Terms.***

The Co-Proponents, the Creditor Trustee, and the Reorganized Debtor reserve the right to modify the treatment of any Allowed Claim, as provided in Bankruptcy Code § 1123(a)(4), at any time after the Effective Date, upon the consent of the Holder of such Allowed Claim.

14.15 ***Entire Agreement.***

The Plan and Plan Documents set forth the entire agreement and undertakings relating to the subject matter thereof and supersede all prior discussions and documents. No Person shall be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided for herein or as may hereafter be agreed to by the parties in writing.

14.16 ***Severability of Plan Provisions.***

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Co-Proponents, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, that any materially altered provision affecting the rights of the Existing Shareholders must be agreed to by such Existing Shareholders. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.17 ***Parties – Binding Effect.***

This Plan and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, including but not limited to all Holders of Claims and Equity Interests, employees, third party beneficiaries, shareholders, Governmental Authorities, parties to executory contracts and unexpired leases, in whatever capacity, and their respective officers, agents, successors, assigns, servants, employees, attorneys and any party in active concert or participation with the foregoing. Receipt of the Plan and Disclosure Statement shall be deemed sufficient notice of the content and effect thereon to bind all of the foregoing in whatever capacity, and their respective officers, agents, successors, assigns, servants, employees, attorneys and any party in active concert or participation with the foregoing. Any of the foregoing persons that fails to timely object to Confirmation of the Plan, or who does so object but has such objection overruled by the Bankruptcy Court, shall be deemed to consent to and shall be bound by the terms of the Plan as confirmed by the Bankruptcy Court.

It is expected that the Plan will be substantially consummated on or shortly after the Effective Date. The Plan provides for a complex series of intricate transactions that, if substantially consummated, will result in a comprehensive change in circumstances. The entry of the Confirmation Order shall be a determination that effective relief will be impossible absent a stay pending appeal. E.g. Miami Center Ltd. Partnership v. Bank of New York, 820 F.2d 376, 379 (11th Cir.1987); In re Club Associates, 956 F.2d 1065, 1069 (11th Cir. 1992).

14.18 ***Confirmation Order and Plan Control.***

To the extent the Confirmation Order or the Plan is inconsistent with the Disclosure Statement or any agreement entered into between the Co-Proponents and any third party, unless otherwise expressly provided in the Plan, the Plan controls the Disclosure Statement and any such agreements, and the Confirmation Order (any and other orders of the Court) shall be construed together and consistent with the terms of the Plan.

14.19 ***Professionals and Closing Costs.***

Following the entry of the Confirmation Order, the Creditor Trustee and the Reorganized Debtor may retain and compensate any and all Professionals that may be necessary in the exercise of the Creditor Trustee's and Reorganized Debtor's business judgment without the necessity of further retention or fee applications. Furthermore, after the Confirmation Date, the Creditor Trustee and the Reorganized Debtor shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of Professionals employed by the Creditor Trustee and the Reorganized Debtor in connection with the implementation and consummation of the Plan, the Claims reconciliation process, and any other matter involving the Reorganization Cases. Furthermore, the Creditor Trustee and the Reorganized Debtor may retain and compensate any attorney, accountant, or other

Professional needed in connection with the sale and closing of any security issuance, loan or transfer of Property.

14.20 ***Computation of Time.***

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

Larry S. Hyman, Chapter 11 Trustee.

/s/ Dhru Desai
By: ______________________
Dhru Desai

By: ______________________
Larry S. Hyman

/s/ Joshua E. Burnett
____
JOSHUA E. BURNETT, ESQUIRE
Florida Bar No. 087210
Burnett & Thomas, P.A.
2400 Sun Trust Financial Center
401 East Jackson Street
Tampa, FL 33602
Telephone: (813) 221-8000
Facsimile: (813) 229-1597
Attorney for Rotate Black, LLC

/s/ Cheryl Thompson
____
JOHN A. ANTHONY, ESQUIRE
Florida Bar No. 0731013
CHERYL THOMPSON, ESQUIRE
Florida Bar No. 0970931
GrayRobinson, P.A.
201 N. Franklin Street, Suite 2200
Tampa, Florida 33602
Fax (813) 221-4113
Attorneys for Larry S. Hyman, Chapter 11 Trustee

CERTIFICATE OF SERVICE

I HEREBY CERTIFY that a copy of the "Amended Joint Plan of Reorganization" has been furnished by electronic means on April 14, 2006, and/or by first class U.S. mail, on April 17, 2006, to:

Bevsystems International, Inc.
Att'n President
400 N. Ashley Drive, Ste 2010
Tampa, Florida 33602

Bevsystems International, Ltd.
Att'n President
400 N. Ashley Drive, Ste 2010
Tampa, Florida 33602

Theresa M. Boatner, Esquire
Office of the United States Trustee
501 East Polk Street, Ste. 1200
Tampa, Florida 33602

Stephen R. Leslie, Esquire
110 East Madison Street, Ste. 200
Tampa, Florida 33602-4700

Brett Marks, Esquire
201 S. Biscayne Blvd, Ste. 1700
Miami, Florida 33131

Philip Hudson, Esquire
2424 N. Federal Highway, Ste. 462
Boca Raton, Florida 33431

John Anthony, Esquire
201 N. Franklin St., Ste. 2200
Tampa, Florida 33602

Larry S. Hyman
106 S. Tampania Drive, Ste. 200
Tampa, Florida 33609

Joshua E. Burnett, Esquire
401 E. Jackson Street, Ste. 200
Tampa, Florida 33602

Mindy Mora, Esquire
200 South Biscayne Blvd., Suite 2500
Miami, FL 33131-5340

Michael Gesas, Esquire
53 West Jackson, Ste. 528
Chicago, IL 60604

Attached L.R. 1007 Parties in Interest Creditors Matrices

/s/ Cheryl Thompson
Attorney

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